EXHIBIT 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES DECLARES DIVIDEND OF DEFERRED VALUATION RIGHTS RELATING TO ITS INVESTMENT IN BEAR CREEK MINING CORPORATION AND PROVIDES SUPPLEMENTAL CONTRACTUAL APPRAISAL RIGHTS IN CONNECTION WITH PROPOSED MERGER

Salt Lake City, Utah, August 8, 2005 — MK Resources Company (OTCBB:MKRR) today announced that its board of directors has declared a dividend of deferred valuation rights and approved supplemental contractual appraisal rights in connection with its proposed merger with a subsidiary of Leucadia National Corporation (“Leucadia”). The MK Resources board of directors approved the dividend and the supplemental contractual appraisal rights to ensure that stockholders have an opportunity to share the benefit of any recognizable increase in the market value of MK Resources’ investment in Bear Creek Mining Corporation (“Bear Creek”), a publicly traded Canadian mineral exploration company (TSX Venture Exchange: BCM).

The market value of MK Resources’ investment in Bear Creek has increased since May 2, 2005, the date on which MK Resources entered into the merger agreement with Leucadia and its subsidiary. On July 12, 2005, Bear Creek announced sample drilling results from the first four holes at Bear Creek’s Corani silver-gold project located in southeastern Peru. On August 3, 2005, Bear Creek announced drilling results from an additional nine holes at its Corani project.

MK Resources owns 4,821,905 common shares of Bear Creek, or approximately 15% of the total outstanding shares of Bear Creek. Based on the closing price of Bear Creek’s stock on May 2, 2005, the market value of MK Resources’ investment in Bear Creek at May 2, 2005 was approximately $2.8 million. Based on the closing price of Bear Creek’s stock on August 5, 2005, the market value of MK Resources’ investment in Bear Creek at August 5, 2005 was approximately $11.5 million. MK Resources’ estimate of the market value of its investment in Bear Creek is based solely on the quoted market price for Bear Creek common shares. MK Resources is not in a position to verify Bear Creek’s drilling results or any other announcement or reports issued by or regarding Bear Creek.

The merger contemplated by the merger agreement would result in MK Resources becoming a wholly owned subsidiary of Leucadia. The merger will facilitate a transaction between MK Resources, Leucadia and Inmet Mining Corporation (“Inmet”), in which Inmet will acquire a 70% interest in MK Resources’ Las Cruces copper mining project in southern Spain in exchange for the issuance of 5,600,000 Inmet common shares to MK Resources. If the merger involving MK Resources and Leucadia is completed, each outstanding share of MK Resources common stock (other than shares held by Leucadia or by record holders who either (i) validly perfect appraisal rights under Delaware law or (ii) pursue the supplemental Contractual Appraisal Rights as defined herein) will be converted into the right to receive 0.0317 of a Leucadia common share (the “Merger Consideration”), and current stockholders of MK Resources other than Leucadia will not possess any interest in the common stock of MK Resources to be outstanding after the merger. At the time MK Resources entered into the merger agreement, Bear Creek had not announced the results of its drilling program at its Corani project and, accordingly, the subsequent appreciation in the market value of MK Resources’ investment in Bear Creek could not have been considered in determining the merger consideration.

Inmet is not acquiring any interest in the Bear Creek stock held by MK Resources, all of which will continue to be held by MK Resources, as a wholly-owned subsidiary of Leucadia, following the proposed merger. Without the dividend of deferred valuation rights declared by the MK Resources board of directors today, Leucadia would have received the full economic benefit or detriment associated with any increase or decrease in the value of MK Resources’ investment in Bear Creek since the date of the merger agreement.

On August 3, 2005, the audit committee of the board of directors of MK Resources, which consists of all of the independent directors of MK Resources, reviewed and considered the increase in the market value of MK Resources’ investment in Bear Creek. Over the course of the following days, the independent directors met with their counsel and with the other members of the board of directors of MK Resources (one of whom is an executive of Leucadia) and with MK Resources’ counsel, as well as with Leucadia’s counsel. Numerous discussions among the parties ensued, with the independent directors requesting that Leucadia consider an increase in the Merger Consideration, through an adjustment to the exchange ratio or otherwise, in order to reflect the recent appreciation in the market value of MK Resources’ investment in Bear Creek. Leucadia rejected the request because of its concern that doing so would create uncertainty and delay as to the Inmet transaction, thereby jeopardizing that transaction (as noted by the independent directors as well), and responded with a counter proposal to provide the minority stockholders of MK Resources with the benefit of expanded appraisal rights, whether perfected under Delaware General Corporation Law Section 262 (“Section 262”) or in compliance with MK Resources’ unilateral agreement to provide its stockholders with a contractual appraisal remedy. Leucadia confirmed that it would cause MK Resources to comply with the terms of the contractual appraisal rights following consummation of the proposed merger. Thereafter, the independent directors of MK Resources reiterated their request that minority stockholders also receive the benefit of any recognizable increase in value of MK Resources’ investment in Bear Creek. The independent directors advised Leucadia that they had concerns about continuing to recommend that stockholders vote in favor of the approval and adoption of the merger agreement unless provision was made for the minority stockholders to receive the benefit of any recognizable increase in value of MK Resources’ investment in Bear Creek. To resolve these concerns, Leucadia proposed that MK Resources undertake to sell its shares of Bear Creek stock in an orderly manner over a period of several months and declare a dividend of deferred valuation rights payable to record stockholders of MK Resources. Leucadia proposed that the aggregate dividend amount payable be an amount equal to the net sales proceeds from the orderly sale of the Bear Creek shares owned by MK Resources, reduced by the market value of such Bear Creek shares at May 2, 2005 (because the market value of the Bear Creek shares at May 2, 2005 had already been considered by the independent directors in their evaluation of the Merger Consideration), and further reduced by the aggregate increase in market value of the maximum number of Leucadia shares issuable to stockholders of MK Resources pursuant to the merger. Leucadia agreed to waive any restrictions prohibiting the declaration and payment of dividends by MK Resources contained in the merger agreement and certain loan agreements to permit the declaration and payment of the proposed dividend of deferred valuation rights.

In the afternoon of August 5, 2005, the independent directors of MK Resources met to review and consider Leucadia’s proposal with respect to the dividend of deferred valuation rights. The independent directors determined to recommend approval by the board of directors of MK Resources of the dividend proposal on the condition that Leucadia agree that the amount of the deferred valuation rights would not be reduced by the increase in the market value of the Leucadia shares issuable to stockholders of MK Resources pursuant to the proposed merger. Leucadia agreed to this modification. The independent directors then unanimously recommended that the board of directors of MK Resources approve the dividend proposal, as modified. The independent directors of MK Resources further concluded that it was desirable and in the best interests of the minority stockholders to proceed promptly with the proposed merger to enable the Inmet transaction to be consummated as soon as practicable. Accordingly, the independent directors of MK Resources unanimously recommended that (i) the board of directors not change its recommendation that MK Resources’ stockholders vote for approval and adoption of the merger agreement, and (ii) the special meeting of the MK Resources stockholders to vote on the proposed merger be held as scheduled on August 9, 2005. In making their recommendations, the independent directors of MK Resources considered a number of factors, including:

•	the aggregate increase in the market value of MK Resources’ investment in Bear Creek of approximately $8.7 million from May 2, 2005 (the date of the merger agreement) to August 5, 2005, and the fact that the indirect interest of minority stockholders of MK Resources in that amount would be approximately 27.9%, or $2.4 million;

•	the fact that the Merger Consideration already valued MK Resources’ interest in the Bear Creek shares at May 2, 2005;

•	the strong concern that any delay in consummation of the proposed Leucadia merger could materially jeopardize MK Resources’ ability to consummate the Inmet transaction;

•	Leucadia’s willingness to permit MK Resources to declare a dividend of deferred valuation rights to MK Resources stockholders based on the increase in the market value of MK Resources’ shares of Bear Creek stock from May 2, 2005;

•

the fact that the market value of the Leucadia merger consideration to be received by MK Resources stockholders has increased approximately $1.1 million ($0.10 per share), or 9.1%, since the date of the merger agreement due to appreciation of

Leucadia’s stock price from $34.90 per share on May 2, 2005 to $38.06 on August 5, 2005;

•	MK Resources’ contractual commitments to Inmet and Leucadia;

•	the ability of all record holders of MK Resources stock to pursue statutory appraisal rights under Section 262 and, for any record holder of MK Resources stock who has not properly exercised such statutory appraisal rights prior to the date of the special meeting of stockholders, the ability to pursue the Contractual Appraisal Rights described below; and

•	the agreement by Leucadia to cause MK Resources to comply with the terms of the Contractual Appraisal Rights described below following consummation of the merger.

Following the recommendation of the independent directors, the full board of directors of MK Resources met on August 5, 2005 and unanimously approved in principle the proposed dividend of deferred valuation rights, as modified at the request of the independent directors. The board of directors instructed counsel for MK Resources to prepare a unanimous written consent for execution by the board of directors for purposes of declaring the dividend of deferred valuation rights, setting the record date for the dividend, and specifying the manner in which the dividend amount payable would be calculated. The board of directors also unanimously determined to proceed with the special meeting of MK Resources stockholders on August 9, 2005 and not to change the board’s recommendation that MK Resources stockholders vote for approval and adoption of the merger agreement. In making these determinations, the board of directors of MK Resources considered the factors taken into account by the independent directors of MK Resources and agreed with the conclusion of the independent directors as to the desirability of proceeding with the proposed merger to enable the Inmet transaction to be consummated as soon as practicable. Leucadia advised the board of directors of MK Resources that it concurred with such conclusion.

On August 8, 2005 (the “Declaration Date”), the members of the MK Resources board of directors executed a unanimous written consent declaring a dividend of one deferred valuation right (a “Deferred Valuation Right”) per share on the common stock of MK Resources payable to all stockholders of record at the close of business on August 18, 2005 (the “Record Date”). Each Deferred Valuation Right will entitle a stockholder of record on the Record Date to receive an amount equal to its pro rata share of the proceeds, if any, after deducting all expenses, from the orderly sale of MK Resources’ shares of Bear Creek after deducting from such net sale proceeds $2,804,327 (the aggregate market value of the 4,821,905 shares of Bear Creek common stock at May 2, 2005 based on the closing sale price for Bear Creek common stock on such date).

In connection with the dividend of the Deferred Valuation Right, MK Resources undertakes to sell its 4,821,905 shares of Bear Creek common stock in an orderly manner in one or more transactions, in the open market, in privately negotiated transactions or otherwise, within nine months. When all of MK Resources’ shares of Bear Creek common stock have been sold, MK Resources will aggregate the net proceeds, if any, of all such sales and pay the amounts payable pursuant to the Deferred Valuation Rights as promptly as practicable to the record holders of the Deferred Valuation Rights. The Deferred Valuation Rights will not be certificated, will not be transferable except under the laws of descent and distribution, will not possess any voting rights, will not receive any dividends or interest and will not represent any equity interest in MK Resources or in Bear Creek.

MK Resources stockholders should note that any value MK Resources may ultimately receive from its investment in Bear Creek will be subject to a number of risks and uncertainties, including Bear Creek’s performance in the future, the results of future exploration at Bear Creek’s Corani project, volatility in the market price for the Bear Creek shares and the existence of sufficient market liquidity to absorb MK Resources’ position in the Bear Creek shares. There can be no assurance as to the consideration to be received by MK Resources upon the sale of the Bear Creek shares or that the Dividend Valuation Rights will ultimately have any value resulting in any payment being made to a record stockholder of MK Resources on the Record Date.

A special meeting of MK Resources stockholders will be held Tuesday, August 9, 2005 to consider and vote upon the proposal to approve and adopt the merger agreement. The meeting will be held at the Radisson Hotel Salt Lake City Downtown, 215 West South Temple, Salt Lake City, Utah at 10:00 a.m., local time. As of the record date of the special meeting, Leucadia beneficially owned approximately 72.1% of the outstanding shares of MK Resources common stock. Leucadia has agreed with Inmet to vote its MK Resources shares in favor of approval and adoption of the merger agreement at the special meeting. Accordingly, Leucadia’s vote will be sufficient to approve the merger. MK Resources currently expects that the proposed merger will be consummated on or about August 19, 2005.

Additional information regarding the special meeting is contained in the proxy statement/prospectus dated July 8, 2005, which was mailed to stockholders on or about July 12, 2005. The proxy statement/prospectus is also contained in filings by MK Resources and Leucadia, which are available at the website maintained by the Securities and Exchange Commission at www.sec.gov. As of August 5, 2005, stockholders holding approximately 10% of MK Resources’ outstanding common stock had demanded appraisal of their shares under Section 262. A putative class action on behalf of the MK Resources stockholders (other than Leucadia) continues to be pending in the Delaware Chancery Court.

CONTRACTUAL APPRAISAL RIGHTS:

In addition to the statutory appraisal rights separately available under Section 262 and described on page 38 of the proxy statement/prospectus dated July 8, 2005 (“Statutory Appraisal Rights”), MK Resources hereby agrees to provide all record stockholders of MK Resources who continuously hold shares of MK Resources common stock through the effective time of the proposed merger with the contractual right to secure a judicial determination of the fair value of any or all of their MK Resources common stock with respect to the proposed merger

(“Contractual Appraisal Rights”). The fair value determination for Contractual Appraisal Rights shall generally be subject to, except as otherwise provided below, the procedures, timing, notices and substantive standards employed under Section 262 upon the exercise of Statutory Appraisal Rights.

In the event of (i) a global settlement of all appraisal claims in connection with the exercise of Contractual Appraisal Rights or (ii) a final judicial determination of the fair value of MK Resources common stock pursuant to the exercise of Statutory Appraisal Rights under Section 262 commenced in connection with the proposed merger, MK Resources agrees to offer such settlement amount or judicially determined fair value on a per share basis as consideration for the settlement of each stockholder’s claims resulting from the proper exercise of such stockholder’s Contractual Appraisal Rights.

Any MK Resources stockholder wishing to pursue Contractual Appraisal Rights will be free to do so regardless of the final outcome of any statutory appraisal proceeding or any global settlement offer made in a proceeding with respect to Contractual Appraisal Rights as a result of the outcome or settlement of a proceeding involving Statutory Appraisal Rights.

MK Resources agrees that any judicial proceeding involving the exercise of Contractual Appraisal Rights may be pursued exclusively in any court of competent jurisdiction of the State of Delaware (the “Delaware Court”). Any MK Resources stockholder pursuing Statutory Appraisal Rights or Contractual Appraisal Rights will not receive the Leucadia stock constituting the Merger Consideration, will receive a cash payment from MK Resources upon the settlement or conclusion of the appropriate appraisal proceeding, and may be entitled to prejudgment interest in connection with either appraisal proceeding. Following the merger, MK Resources stockholders exercising Statutory Appraisal Rights or Contractual Appraisal Rights shall have no other rights or equity interest in MK Resources.

Record stockholders of MK Resources who have not sought or who have not properly perfected Statutory Appraisal Rights under Section 262 in connection with the proposed merger: Such stockholders can demand Contractual Appraisal Rights provided that appropriate notice is received by MK Resources on or before August 29, 2005.

Record stockholders of MK Resources who have voted in favor of or against or who have not voted on the proposed merger and/or have not made a proper appraisal demand under Section 262: Such stockholders may nevertheless make a demand for Contractual Appraisal Rights if appropriate notice is received by MK Resources on or before August 29, 2005.

Record stockholders who have not voted in favor of the proposed merger and already have made a proper appraisal demand under Section 262: Such stockholders need not take any additional action prior to the stockholders meeting and should seek to perfect their statutory appraisal rights following the merger in accordance with Section 262. Stockholders properly exercising Statutory Appraisal Rights need not pursue, and are not eligible to pursue, Contractual Appraisal Rights.

Any written demand for Statutory Appraisal Rights pursuant to Section 262 or for Contractual Appraisal Rights pursuant hereto should be sent or delivered to MK

d

Resources at MK Resources Company, 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111, Attention: Secretary.

MK Resources will send to each record holder of MK Resources common stock at the effective time of the merger notice of consummation of the merger. Record stockholders who either (i) voted in favor of the merger or against the merger or who did not vote on the merger, or (ii) did not deliver to MK Resources written demand for appraisal of such record stockholder’s common shares prior to the taking of the vote on the proposed merger as required under Section 262(d), may still exercise Contractual Appraisal Rights by following the procedures set out in Section 262 as modified by the terms of these Contractual Appraisal Rights. In determining the procedures to follow in order to exercise Contractual Appraisal Rights, all time frames set out in Section 262 and applicable to the exercise of Statutory Appraisal Rights will be extended for an additional 20 days with respect to Contractual Appraisal Rights and all references in Section 262 to the Court of Chancery are deemed to refer to the Delaware Court. In all other respects the requirements of Section 262 will apply to the perfection of Contractual Appraisal Rights as nearly as practicable. MK Resources intends to send notices, from time to time, to the record holders of MK Resources stock at the effective time of the merger who exercise Statutory Appraisal Rights or Contractual Appraisal Rights, as the case may be.

The provision of these Contractual Appraisal Rights to record stockholders of MK Resources are separate from, independent of and supplemental to the Statutory Appraisal Rights and are not intended to restrict any record stockholder’s ability to exercise the Statutory Appraisal Rights under Section 262.

For additional information concerning Statutory Appraisal Rights under Delaware General Corporation Law Section 262, see page 38 of the proxy statement/prospectus dated July 8, 2005. Any questions regarding Contractual Appraisal Rights should be directed in writing to counsel for MK Resources, Stoel Rives LLP, 201 South Main Street, Suite 1100, Salt Lake City, Utah, 84111, Attention: Reed W. Topham.

MK Resources is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For further information regarding the proposed merger or the deferred valuation rights, please contact John Farmer at 801-297-6900 or visit MK Resources Company at www.mkresources.com.

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. MK Resources assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. MK Resources’ forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Without limitation, these risks and uncertainties include MK

Resources’ dependence on a single mining project, MK Resources’ need for financing and government approval to complete land purchases and to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, MK Resources’ significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to MK Resources’ majority stockholder and lender. Readers should review and consider the various disclosures made by MK Resources in this press release, the proxy statement/prospectus referred to in this press release and in its reports to its stockholders and periodic reports on forms 10-K and 10-Q.